Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:	Rob Campbell
May 7, 2009		Nordstrom, Inc.
(206) 303-3290

	MEDIA CONTACT:	Brooke White
Nordstrom, Inc.
(206) 373-3030
NORDSTROM REPORTS APRIL SALES
     SEATTLE, Wash. (May 7, 2009) – Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $561 million for the four-week period ended May 2, 2009, a decrease of 6.5 percent compared with sales of $600 million for the four-week period ended May 3, 2008. Same-store sales for April decreased 10.8 percent compared with the same period in fiscal 2008. April sales were favorably affected by the timing shift of the Easter holiday from March into April, largely offset by the unfavorable impact of the timing shift of a Nordstrom Rewards event for Nordstrom cardholders. In fiscal 2008, the event began in late April whereas in fiscal 2009 the event occurred in March.
     Preliminary first quarter sales of $1.71 billion decreased 9.2 percent compared with sales of $1.88 billion for the same period in fiscal 2008. First quarter same-store sales decreased 13.2 percent compared with the same period in fiscal 2008.
Sales Recording
     To hear Nordstrom’s pre-recorded April sales message, please dial 402-220-6036. This recording will be available for one week.
April Sales Results
(unaudited; $ in millions)

	Total Sales			Same-store Sales
			Percent
	Fiscal	Fiscal	Increase/		Full-line	Rack
	2009	2008	(Decrease)	Total	Stores	Stores

April	$561	$600	(6.5%)	(10.8%)	(13.4%)	4.4%

First Quarter	$1,706	$1,879	(9.2%)	(13.2%)	(16.5%)	1.2%

	May 2, 2009	May 3, 2008
Number of stores
Full-line	111	105
Rack and other	64	54

Total	175	159

Gross square footage	22,336,000	21,139,000
Expansion Update
     Today, Nordstrom will open a Nordstrom Rack store at Ravenswood 101 in East Palo Alto, California.
Future Reporting Dates
     Nordstrom’s financial release calendar for the next three months is currently planned as follows:

First Quarter Earnings Release	Thurs., May 14, 2009
May Sales Release	Thurs., June 4, 2009
June Sales Release	Thurs., July 9, 2009
July Sales Release	Thurs., August 6, 2009
Second Quarter Earnings Release	Thurs., August 13, 2009

Annual Meeting of Shareholders
     Nordstrom will hold its 2009 Annual Meeting of Shareholders on Tuesday, May 19, 2009, at 11:00 a.m. Pacific Daylight Time, in the Illsley Ball Nordstrom Recital Hall of Benaroya Hall in Seattle, Washington.
About Nordstrom
Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 175 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 111 full-line stores, 60 Nordstrom Racks, two Jeffrey boutiques, and two clearance stores. In addition, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.
     Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including the company’s planned store openings and trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to the impact of deteriorating economic and market conditions and the resultant impact on consumer spending patterns, the company’s ability to respond to the business environment and fashion trends, the company’s ability to safeguard its brand and reputation, effective inventory management, efficient and proper allocation of the company’s capital resources, successful execution of the company’s store growth strategy including the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties, the company’s compliance with applicable banking and related laws and regulations impacting the company’s ability to extend credit to its customers, trends in personal bankruptcies and bad debt write-offs, availability and cost of credit, changes in interest rates, disruptions in the company’s supply chain, the company’s ability to maintain its relationship with vendors and developers who may be experiencing economic difficulties, the geographic locations of the company’s stores, the company’s ability to maintain its relationships with its employees and to effectively train and develop its future leaders, the company’s compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to the company, successful execution of the company’s information technology strategy, successful execution of the company’s multi-channel strategy, risks related to fluctuations in world currencies, weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns, the effectiveness of planned advertising, marketing, and promotional campaigns, the company’s ability to control costs, and the timing and amounts of share repurchases by the company. For additional information regarding these and other risk factors, please refer to the company’s SEC reports, including its Form 10-K for the fiscal year ended January 31, 2009. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.
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